Exhibit 99.1

February 23, 2021

Gladstone Investment Announces Conditional Redemption of

All Outstanding Shares of Series D Term Preferred Stock

MCLEAN, VA, February 23, 2021 — Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced that it plans to redeem all outstanding shares of its 6.25% Series D Cumulative Term Preferred Stock due 2023 (the “Series D Term Preferred Stock”), contingent upon the Company’s successful completion of its previously announced public offering of unsecured notes.

A notice of redemption on a conditional basis will be mailed to all registered holders of the Series D Term Preferred Stock by Computershare, Inc., as the Redemption and Paying Agent, in accordance with the requirements of the Company’s Certificates of Designation of Series D Term Preferred Stock. The anticipated redemption date is March 3, 2021 at a redemption price of $25.00 per share, which represents the liquidation preference per share, plus an amount equal to all unpaid dividends and distributions on such share of Series D Term Preferred Stock accumulated up to, but excluding, the date of redemption (whether or not earned or declared by the Company, but excluding interest thereon).

This communication does not constitute a notice of redemption under the Certificates of Designation of Series D Term Preferred Stock, nor an offer to tender for, or purchase of, any shares of Series D Term Preferred Stock or any other security.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations.

Forward-Looking Statements

This press release contains statements as to the Company’s intentions and expectations of the outcome of future events that are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These statements relate to the offering of shares of Notes due 2026 and the anticipated use of the net proceeds by the Company for the redemption of its Series D Term Preferred Stock. Completion of the transaction on the terms described above is subject to numerous conditions, many of which are beyond the control of the Company, and such transaction may not be completed on the terms described, or at all. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions “Forward-Looking Statements” and “Risk Factors” included in the Company’s filings with the Securities and Exchange Commission (accessible at www.sec.gov).

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